Exhibit 10.12
EMPLOYMENT AGREEMENT
P R E A M B L E
This Employment Agreement defines the essential terms and conditions of our employment relationship with you. The subjects covered in this Agreement are vitally important to you and to the Company. Thus, you should read the document carefully and ask any questions before signing the Agreement. Given the importance of these matters to you and the Company, you are required to sign the Agreement as a condition of employment.
This EMPLOYMENT AGREEMENT, dated and effective this 31st day of March 2008 is entered into by and between Hill-Rom Company, Inc. (“Company”) and Richard G. Keller (“Employee”).
W I T N E S S E T H:
WHEREAS, the Company and its affiliated entities are engaged in the healthcare industry throughout the United States and abroad including, but not limited to, the design, manufacture, sale, service and rental of hospital beds and stretchers, hospital furniture, medical-related architectural products, specialty sleep surfaces (including therapeutic surfaces), air clearing devices, biomedical and asset management services, as well as other medical-related accessories, devices, products and services;
WHEREAS, the Company is willing to employ Employee in an executive or managerial position and Employee desires to be employed by the Company in such capacity based upon the terms and conditions set forth in this Agreement;
WHEREAS, in the course of the employment contemplated under this Agreement and as a continuation of Employee’s past employment with the Company, if applicable, it will be necessary for Employee to acquire and maintain knowledge of certain trade secrets and other confidential and proprietary information regarding the Company as well as any of its parent, subsidiary and/or affiliated entities (hereinafter jointly referred to as the “Companies”); and
WHEREAS, the Company and Employee (collectively referred to as the “Parties”) acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;
NOW THEREFORE, in consideration of Employee’s employment, the Company’s willingness to disclose certain confidential and proprietary information to Employee and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
Employment.  As of the effective date of this Agreement, the Company agrees to employ Employee and Employee agrees to serve as Vice President Corporate Controller. Employee agrees to perform all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed in the above-referenced position. Employee also agrees to perform any and all additional duties or responsibilities as may be assigned by the Company in its sole discretion. The Parties acknowledge that both this title and the underlying duties may change.

2.
Best Efforts and Duty of Loyalty.  During the term of employment with the Company, Employee covenants and agrees to exercise reasonable efforts to perform all assigned duties in a diligent and professional manner and in the best interest of the Company. Employee agrees to devote his full working time, attention, talents, skills and best efforts to further the Company’s business and agrees not to take any action, or make any omission, that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interest of the Company or is otherwise detrimental to its business. Employee agrees not to engage in any outside business activity, whether or not pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company. Employee shall act at all times in accordance with the Company’s Code of Ethical Business Conducts, and all other applicable policies which may exist or be adopted by the Company from time to time.

3.
At-Will Employment.  Subject to the terms and conditions set forth below, Employee specifically acknowledges and accepts such employment on an “at-will” basis and agrees that both Employee and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon notice as required by this Agreement. Employee acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract for any specified length of time between the Company and Employee.

4.	Compensation. For all services rendered by Employee on behalf of, or at the request of, the Company, Employee shall be paid as follows:
(a)	A base salary at the bi-weekly rate of Eight Thousand One Hundred One Dollars and Fifteen Cents ($8,101.15), less usual and ordinary deductions;
(b)
Incentive compensation, payable solely at the discretion of the Company, pursuant to the Company’s existing Incentive Compensation Program or any other program as the Company may establish in its sole discretion; and

(c)	Such additional compensation, benefits and perquisites as the Company may deem appropriate
5.
Changes to Compensation. Notwithstanding anything contained herein to the contrary, Employee acknowledges that the Company specifically reserves the right to make changes to Employee’s compensation in its sole discretion including, but not limited to, modifying or eliminating a compensation component. The Parties agree that such changes shall be deemed effective immediately and a modification of this Agreement unless, within seven (7) days after receiving notice of such change, Employee exercises his right to terminate this Agreement without cause. The Parties anticipate that Employee’s compensation structure will be reviewed on an annual basis but acknowledge that the Company shall have no obligation to do so.

6.
Direct Deposit.  As a condition of employment, and within thirty (30) days of the effective date of this Agreement, Employee agrees to make all necessary arrangements to have all sums paid pursuant to this Agreement direct deposited into one or more bank accounts as designated by Employee.

7.
Warranties and Indemnification.  Employee warrants that he is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting his ability to secure employment with any third party. Alternatively, should any such agreement exist, Employee warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement. In either event, Employee agrees to fully indemnify and hold the Company harmless from any and all claims arising from, or involving the enforcement of, any such restrictive covenants or other agreements.

8.
Restricted Duties.  Employee agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer(s) that otherwise has not been made public and further acknowledges that the Company has specifically instructed him not to disclose or use such confidential or proprietary information. Based on his understanding of the anticipated duties and responsibilities hereunder, Employee acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

9.
Termination Without Cause.  The Parties agree that either party may terminate this employment relationship at any time, without cause, upon sixty (60) days’ advance written notice or, if terminated by the Company, pay in lieu of notice (hereinafter referred to as “notice pay”). In such event, Employee shall only be entitled to such compensation, benefits and perquisites that have been paid or fully accrued as of the effective date of his separation and as otherwise explicitly set forth in this Agreement. However, in no event shall Employee be entitled to notice pay if Employee is eligible for and accepts severance payments pursuant to the provisions of Paragraphs 15 and 16 below.

10.
Termination With Cause.  Employee’s employment may be terminated by the Company at any time “for cause” without notice or prior warning. For purposes of this Agreement, “cause” shall mean the Company’s good faith determination that Employee has:

(a)
Acted with gross neglect or willful misconduct in the discharge of his duties and responsibilities or refused to follow or comply with the lawful direction of the Company or the terms and conditions of this Agreement, provided such refusal is not based primarily on Employee’s good faith compliance with applicable legal or ethical standards;

(b)
Acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company’s reasonable opinion, to cause the Company, it officers or its directors embarrassment or ridicule;

(c)	Violated a material requirement of any Company policy or procedure, specifically including a violation of the Company’s Code of Ethics or Associate Policy Manual;
(d)	Disclosed without proper authorization any trade secrets or other Confidential Information (as defined herein);
(e)
Engaged in any act that, in the reasonable opinion of the Company, is contrary to its best interests or would hold the Company, its officers or directors up to probable civil or criminal liability, provided that, if Executive acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for cause; or

(f)	Engaged in such other conduct recognized at law as constituting cause.
Upon the occurrence or discovery of any event specified above, the Company shall have the right to terminate Employee’s employment, effective immediately, by providing notice thereof to Employee without further obligation to him, other than accrued wages or other accrued wages, deferred compensation or other accrued benefits of employment (collectively referred to herein as “Accrued Obligations”), which shall be paid in accordance with the Company’s past practice and applicable law. To the extent any violation of this Paragraph is capable of being promptly cured by Employee (or cured within a reasonable period to the Company’s satisfaction), the Company agrees to provide Employee with a reasonable opportunity to so cure such defect. Absent written mutual agreement otherwise, the Parties agree in advance that it is not possible for Employee to cure any violations of sub-paragraph (b) or (d) and, therefore, no opportunity for cure need be provided in those circumstances.
11.
Termination Due to Death or Disability. In the event Employee dies or suffers a disability (as defined herein) during the term of employment, this Agreement shall automatically be terminated on the date of such death or disability without further obligation on the part of the Company other than the payment of Accrued Obligations. For purposes of this Agreement, Employee shall be considered to have suffered a “disability” upon a determination that Employee cannot perform the essential functions of his position as a result of a such a disability and the occurrence of one or more of the following events:

(a)	Employee becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Employee is permanently disabled;
(b)	Employee becomes eligible for or receives any disability benefits under the Social Security Act; or
(c)
A good faith determination by the Company that Employee is and will likely remain unable to perform the essential functions of his duties or responsibilities hereunder on a full-time basis, with or without reasonable accommodation, as a result of any mental or physical impairment.

Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Family and Medical Leave Act of 1993 and the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the provision of leave to individuals with serious health conditions or the protection of individuals with disabilities as well as the Company’s obligation to provide reasonable accommodation thereunder.
12.
Exit Interview. Upon termination of Employee’s employment for any reason, Employee agrees, if requested, to participate in an exit interview with the Company and reaffirm in writing his post-employment obligations as set forth in this Agreement

13.
Section 409A Notification. Employee acknowledges that he has been advised of the American Jobs Creation Act of 2004, which added Section 409A to the Internal Revenue Code (“Section 409A”), and significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Employee has been advised that his severance pay and other termination benefits may be treated by the Internal Revenue Service as providing “nonqualified deferred compensation,” and therefore subject to Section 409A. In that event, several provisions in Section 409A may affect Employee’s receipt of severance compensation, including the timing thereof. These include, but are not limited to, a provision which requires that distributions to “specified employees” of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% penalty. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees if he is a “specified employee” at the time of his termination of employment and if payments in connection with such termination of employment are subject to Section 409A and not otherwise exempt, such payments (and other benefits to the extent applicable) due Employee at the time of termination of employment shall not be paid until a date at least six (6) months after the effective date of Employee’s termination of employment (“Employee’s Effective Termination Date”). Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

14.
Section 409A Acknowledgement. Employee acknowledges that, notwithstanding anything contained herein to the contrary, both Parties shall be independently responsible for assessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement or any other arrangement which may be deemed to trigger Section 409A. Further, the Parties agree that each shall independently bear responsibility for any and all taxes, penalties or other tax obligations as may be imposed upon them in their individual capacity as a matter of law. To the extent applicable, Employee understands and agrees that he shall have the responsibility for, and he agrees to pay, any and all appropriate income tax or other tax obligations for which he is individually responsible and/or related to receipt of any benefits provided in this Agreement. Employee agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’ fee assessed against or incurred by the Company on account of such benefits having been provided to him or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Employee understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided or will provide him with any legal or financial advice concerning taxes or any other matter, and that he has not relied on any such advice in deciding whether to enter into this Agreement.

15.
Severance Payments. In the event Employee’s employment is terminated by the Company without cause, and subject to the normal terms and conditions imposed by the Company as set forth herein and in the attached Separation and Release Agreement, Employee shall be eligible to receive severance pay based upon his base salary at the time of termination for a period determined in accordance with any guidelines as may be established by the Company or for a period up to twelve (12) months (whichever is longer).

16.
Severance Payment Terms and Conditions. No severance pay shall be paid if Employee voluntarily leaves the Company’s employ or is terminated for cause. Any severance pay made payable under this Agreement shall be paid in lieu of, and not in addition to, any other contractual, notice or statutory pay or other accrued compensation obligation (excluding accrued wages and deferred compensation). Additionally, such severance pay is contingent upon Employee fully complying with the restrictive covenants contained herein and executing a Separation and Release Agreement in a form not substantially different from that attached as Exhibit A. Further, the Company’s obligation to provide severance hereunder shall be deemed null and void should Employee fail or refuse to execute and deliver to the Company the Company’s then-standard Separation and Release Agreement (without modification) within any time period as may be prescribed by law or, in absence thereof, twenty-one (21) days after the Employee’s Effective Termination Date. Conditioned upon the execution and delivery of the Separation and Release Agreement as set forth in the prior sentence, Severance pay benefits shall be paid as follows: (i) in one lump sum equivalent to six (6) months’ salary on the day following the date which is six (6) months following Employee’s Effective Termination Date with any remainder to be paid in bi-weekly installments equivalent to the Employee’s salary commencing upon the next regularly scheduled payroll date, if both the severance pay benefit is subject to Section 409A and if Employee is a “specified employee” under Section 409A or (ii) for any severance pay benefits not subject to clause (i), begin upon the next regularly scheduled payroll following the earlier of fifteen (15) days from the Company’s receipt of an executed Separation and Release Agreement or the expiration of sixty (60) days after Employee’s Effective Termination Date and shall be paid on the Company’s regularly scheduled pay dates; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Employee’s Effective Termination Date. Excluding any lump sum payment due as a result of the application of Section 409A (which shall be paid regardless of reemployment), all other severance payments provided hereunder shall terminate upon reemployment.

17.	Assignment of Rights.
(a)
Copyrights.  Employee agrees that all works of authorship fixed in any tangible medium of expression by him during the term of this Agreement relating to the Company’s business (“Works”), either solely or jointly with others, shall be and remain exclusively the property of the Company. Each such Work created by Employee is a “work made for hire” under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Employee is excluded from the definition of a “work made for hire” under the copyright law, then Employee does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company. Employee will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein. Employee will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on Works created by Employee to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(b)
Inventions.  Employee agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Employee conceives or makes during the term of this Agreement relating to the Company’s business, shall become and remain the exclusive property of the Company, whether patentable or not, and Employee will, without royalty or any other consideration:

(i)	Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;
(ii)
Assign to the Company all of his rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

(iii)	Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(iv)
Execute, acknowledge, and deliver to the Company at the Company’s expense such written documents and instruments, and do such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

18.
Company Property.  All records, files, drawings, documents, data in whatever form, business equipment (including computers, PDAs, cell phones, etc.), and the like relating to, or provided by, the Company shall be and remain the sole property of the Company. Upon termination of employment, Employee shall immediately return to the Company all such items without retention of any copies and without additional request by the Company. De minimis items such as pay stubs, 401(k) plan summaries, employee bulletins, and the like are excluded from this requirement.

19.
Confidential Information.  Employee acknowledges that the Company and its affiliated entities (herein collectively referred to as “Companies”) possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense. Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies’ products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business(es) (collectively referred to herein as “Confidential Information”). Employee further acknowledges that, as a result of his employment with the Company, Employee will have access to, will become acquainted with, and/or may help develop, such Confidential Information. Confidential Information shall not include information readily available in the public so long as such information was not made available through fault of Employee or wrong doing by any other individual.

20.
Restricted Use of Confidential Information.  Employee agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and/or its affiliated entities. Except as may be expressly authorized by the Company in writing, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law). Further, Employee agrees to use such Confidential Information only in the course of Employee’s duties in furtherance of the Company’s business and agrees not to make use of any such Confidential Information for Employee’s own purposes or for the benefit of any other entity or person.

21.
Acknowledged Need for Limited Restrictive Covenants.  Employee acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and employee relationships, and that Employee will benefit from these efforts. Further, Employee acknowledges the inevitable use of, or near-certain influence by his knowledge of, the Confidential Information disclosed to Employee during the course of employment if allowed to compete against the Company in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company. Accordingly, based on these legitimate business reasons, Employee acknowledges each of the Companies’ need to protect their legitimate business interests by reasonably restricting Employee’s ability to compete with the Company on a limited basis.

22.	Non-Solicitation. During Employee’s employment and for a period of eighteen (18) months thereafter, Employee agrees not to directly or indirectly engage in the following prohibited conduct:
(a)
Solicit, offer products or services to, or accept orders for, any Competitive Products or otherwise transact any competitive business with, any customer or entity with whom Employee had contact or transacted any business on behalf of the Company (or any Affiliate thereof) during the eighteen (18) month period preceding Employee’s date of separation or about whom Employee possessed, or had access to, confidential and proprietary information;

(b)
Attempt to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company (or any Affiliate thereof), specifically including customers, vendors, independent contractors and other third party entities;

(c)
Disclose to any person or entity the identities, contacts or preferences of any customers of the Company (or any Affiliate thereof), or the identity of any other persons or entities having business dealings with the Company (or any Affiliate thereof);

(d)
Induce any individual who has been employed by or had provided services to the Company (or any Affiliate thereof) within the six (6) month period immediately preceding the effective date of Employee’s separation to terminate such relationship with the Company (or any Affiliate thereof);

(e)
Assist, coordinate or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company (or any Affiliate thereof) at any time within the six (6) month period immediately preceding such offer, or inquiry;

(f)
Communicate or indicate in any way to any customer of the Company (or any Affiliate thereof), prior to formal separation from the Company, any interest, desire, plan, or decision to separate from the Company; or

(g)
Otherwise attempt to directly or indirectly interfere with the Company’s business, the business of any of the Companies or their relationship with their employees, consultants, independent contractors or customers.

23.
Limited Non-Compete.  For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Employee agrees during the Relevant Non-Compete Period not to directly or indirectly engage in the following competitive activities:

(a)
Employee shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Employee provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company’s satisfaction that such relationship will not, jeopardize the Company’s legitimate interests or otherwise violate the terms of this Agreement;

(b)
Employee shall not engage in any research, development, production, sale or distribution of any Competitive Products, specifically including any products or services relating to those for which Employee had responsibility for the eighteen (18) month period preceding Employee’s date of separation;

(c)
Employee shall not market, sell, or otherwise offer or provide any Competitive Products within his Geographic Territory (if applicable) or Assigned Customer Base, specifically including any products or services relating to those for which Employee had responsibility for the eighteen (18) month period preceding Employee’s date of separation; and

(d)
Employee shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of the Company with whom Employee had contact or for which Employee had responsibility at any time during the eighteen (18) month period preceding Employee’s date of separation

24.	Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:
(a)	“Affiliate” includes any parent, subsidiary, joint venture, sister company, or other entity controlled, owned, managed or otherwise associated with the Company;
(b)
“Assigned Customer Base” shall include all accounts or customers formally assigned to Employee within a given territory or geographical area or contacted by him at any time during the eighteen (18) month period preceding Employee’s date of separation;

(c)
“Competitive Products” shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company;

(d)
“Competitor” shall include any person or entity that offers or is actively planning to offer any Competitive Products and may include (but not be limited to) any entity identified on the Company’s Illustrative Competitor List, attached hereto as Exhibit B, which shall be amended from time to time to reflect changes in the Company’s business and competitive environment (updated competitor lists will be provided to Employee upon reasonable request);

(e)
“Geographic Territory” shall include any territory formally assigned to Employee as well as all territories in which Employee has provided any services, sold any products or otherwise had responsibility at any time during the eighteen (18) month period preceding Employee’s date of separation;

(f)
“Relevant Non-Compete Period” shall include the period of Employee’s employment with the Company as well as a period of eighteen (18) months after such employment is terminated, regardless of the reason for such termination provided, however, that this period shall be reduced to the greater of (i) nine (9) months or (ii) the total length of Employee’s employment with the Company, including employment with any parent, subsidiary or affiliated entity, if such employment is less than eighteen (18) months;

(g)
“Directly or indirectly” shall be construed such that the foregoing restrictions shall apply equally to Employee whether performed individually or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct

25.
Consent to Reasonableness.  In light of the above-referenced concerns, including Employee’s knowledge of and access to the Companies’ Confidential Information, Employee acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests and will not unreasonably interfere with Employee’s ability to obtain alternate employment. As such, Employee hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary. Employee acknowledges that this limited non-competition provision is not an attempt to prevent Employee from obtaining other employment in violation of IC
§22-5-3-1 or any other similar statute. Employee further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the Parties stipulate shall not be deemed an attempt to prevent Employee from obtaining other employment.

26.
Survival of Restrictive Covenants.  Employee acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Employee’s employment for any reason. Employee further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Employee acknowledges that such obligations are independent and separate covenants undertaken by Employee for the benefit of the Company.

27.
Effect of Transfer.   Employee agrees that this Agreement shall continue in full force and effect notwithstanding any change in job duties, job titles or reporting responsibilities. Employee further acknowledges that the above restrictive covenants shall survive, and be extended to cover, the transfer of Employee from the Company to its parent, subsidiary, sister corporation or any other affiliated entity (hereinafter collectively referred to as an “Affiliate”) or any subsequent transfer(s) among them. Specifically, in the event of Employee’s temporary or permanent transfer to an Affiliate, he agrees that the foregoing restrictive covenants shall remain in force so as to continue to protect such company for the duration of the non-compete period, measured from his effective date of transfer to an Affiliate. Additionally, Employee acknowledges that this Agreement shall be deemed to have been automatically assigned to the Affiliate as of his effective date of transfer such that the above-referenced restrictive covenants (as well as all other terms and conditions contained herein) shall be construed thereafter to protect the legitimate business interests and goodwill of the Affiliate as if Employee and the Affiliate had independently entered into this Agreement. Employee’s acceptance of his transfer to, and subsequent employment by, the Affiliate shall serve as consideration for (as well as be deemed as evidence of his consent to) the assignment of this Agreement to the Affiliate as well as the extension of such restrictive covenants to the Affiliate. Employee agrees that this provision shall apply with equal force to any subsequent transfers of Employee from one Affiliate to another Affiliate.

28.
Post-Termination Notification.  For the duration of his Relevant Non-compete Period or other restrictive covenant period, which ever is longer, Employee agrees to promptly notify the Company no later than five (5) business days of his acceptance of any employment or consulting engagement. Such notice shall include sufficient information to ensure Employee compliance with his non-compete obligations and must include at a minimum the following information:  (i) the name of the employer or entity for which he is providing any consulting services; (ii) a description of his intended duties as well as (iii) the anticipated start date. Such information is required to ensure Employee’s compliance with his non-compete obligations as well as all other applicable restrictive covenants. Such notice shall be provided in writing to the Office of Vice President and General Counsel of the Company at 1069 State Road 46 E. Batesville, Indiana 47006. Failure to timely provide such notice shall be deemed a material breach of this Agreement and entitle the Company to return of any severance paid to Employee plus attorneys’ fees. Employee further consents to the Company’s notification to any new employer of Employee’s rights and obligations under this Agreement.

29.
Scope of Restrictions.  If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

30.
Specific Enforcement/Injunctive Relief.  Employee agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Employee agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction. In addition, if Employee violates any such restrictive covenant, Employee agrees that the period of such violation shall be added to the term of the restriction. In determining the period of any violation, the Parties stipulate that in any calendar month in which Employee engages in any activity in violation of such provisions, Employee shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision. Employee acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Employee further agrees that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any attempt to enforce the terms of this Agreement.

31.
Publicly Traded Stock.  The Parties agree that nothing contained in this Agreement shall be construed to prohibit Employee from investing his personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Employee in the operation or the affairs of the business or otherwise violate the Company’s Code of Ethics.

32.
Notice of Claim and Contractual Limitations Period.  Employee acknowledges the Company’s need for prompt notice, investigation, and resolution of any claims that may be filed against it due to the number of relationships it has with employees and others (and due to the turnover among such individuals with knowledge relevant to any underlying claim). Accordingly, Employee agrees prior to initiating any litigation of any type (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, within One Hundred and Eighty (180) days after the claim accrued, by sending a certified letter addressed to the Company’s General Counsel setting forth:  (i) claimant’s name, address, and phone; (ii) the name of any attorney (if any) representing Employee; (iii) the nature of the claim; (iv) the date the claim arose; and (v) the relief requested. This provision is in addition to any other notice and exhaustion requirements that might apply. For any dispute or claim of any type against the Company (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim), Employee must commence legal action within the shorter of one (1) year of accrual of the cause of action or such shorter period that may be specified by law.

33.
Non-Jury Trials.  Notwithstanding any right to a jury trial for any claims, Employee waives any such right to a jury trial, and agrees that any claim of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

34.
Choice of Forum.  Employee acknowledges that the Company is primarily based in Indiana, and Employee understands and acknowledges the Company’s desire and need to defend any litigation against it in Indiana. Accordingly, the Parties agree that any claim of any type brought by Employee against the Company or any of its employees or agents must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division. Employee further understands and acknowledges that in the event the Company initiates litigation against Employee, the Company may need to prosecute such litigation in such state where the Employee is subject to personal jurisdiction. Accordingly, for purposes of enforcement of this Agreement, Employee specifically consents to personal jurisdiction in the State of Indiana as well as any state in which resides a customer assigned to the Employee. Furthermore, Employee consents to appear, upon Company’s request and at Employee’s own cost, for deposition, hearing, trial, or other court proceeding in Indiana or in any state in which resides a customer assigned to the Employee.

35.
Choice of Law.  This Agreement shall be deemed to have been made within the County of Ripley, State of Indiana and shall be interpreted and construed in accordance with the laws of the State of Indiana. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.

36.	Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.
37.
Severability.  The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

38.
Assignment-Notices.  The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Employee, cannot be assigned by Employee, but his personal representative shall be bound by all its terms and conditions. Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Employee or to the Company at its principal office with a copy mailed to the Office of the General Counsel.

39.
Amendments and Modifications.  Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Employee unless in writing and signed by both Parties. The waiver by the Company or Employee of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

40.
Outside Representations.  Employee represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

41.
Voluntary and Knowing Execution.  Employee acknowledges that he has been offered a reasonable amount of time within which to consider and review this Agreement; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has entered into this Agreement knowingly and voluntarily.

42.
Entire Agreement.  This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement. Any pre-existing Employment Agreements shall be deemed null and void. Nothing in this Agreement, however, shall affect any separately-executed written agreement addressing any other issues (e. g., the Inventions, Improvements, Copyrights and Trade Secrets Agreement, etc.).

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

“EMPLOYEE”		HILL-ROM COMPANY, INC.

Signed:	/s/ Richard Keller	By:	/s/ John H. Dickey

Printed:	Richard Keller	Title:	Senior Vice President Human Resources

Dated:	March 31, 2008	Dated:	April 1, 2008

CAUTION: READ BEFORE SIGNING

Exhibit A
SAMPLE SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION and RELEASE AGREEMENT (“Agreement”) is entered into by and between Richard G. Keller (“Employee”) and Hill-Rom Company, Inc. (together with its subsidiaries and affiliates, the “Company”). To wit, the Parties agree as follows:
1.
Employee’s active employment by the Company shall terminate effective [date of termination] (Employee’s “Effective Termination Date”). Except as specifically provided by this Agreement, Employee’s Employment Agreement, any Change in Control Agreement and any Indemnity Agreement that may exist between the Company and Employee, Employee agrees that the Company shall have no other obligations or liabilities to him following his Effective Termination Date and that his receipt of the Severance Benefits provided herein shall constitute a complete settlement, satisfaction and waiver of any and all claims he may have against the Company.

2.
Employee further submits, and the Company hereby accepts, his resignation as an employee, officer and director, as applicable, as of his Effective Termination Date for any position he may hold. The Parties agree that this resignation shall apply to all such positions Employee may hold with the Company or any parent, subsidiary or affiliated entity thereof. Employee agrees to execute any documents needed to effectuate such resignation. Employee further agrees to take whatever steps are necessary to facilitate and ensure the smooth transition of his duties and responsibilities to others

3.
Employee acknowledges that he has been advised of the American Jobs Creation Act of 2004, which added Section 409A (“Section 409A”) to the Internal Revenue Code, and significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Employee has been advised that his severance pay may be treated by the Internal Revenue Service as providing “nonqualified deferred compensation,” and therefore subject to Section 409A. In that event, several provisions in Section 409A may affect Employee’s receipt of severance compensation. These include, but are not limited to, a provision which requires that distributions to “specified employees” of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of deferrals, with interest calculated at a penalty rate and a 20% penalty. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees if he is a “specified employee” at the time of his termination of employment and if severance payments are covered as “non-qualified deferred compensation” or otherwise not exempt, the severance pay benefits shall not be paid until a date at least six (6) months after Employee’s Effective Termination Date from Company, as more fully explained by Paragraph 4, below.

4.	In consideration of the promises contained in this Agreement and contingent upon Employee’s compliance with such promises, the Company agrees to provide Employee the following:
(a)
Severance pay, in lieu of, and not in addition to any other contractual, notice or statutory pay obligations (other than accrued wages and deferred compensation) in the maximum total amount of [Insert Amount] Dollars and [________] Cents ($_____), less applicable deductions or other set offs, payable as follows:

[For 409A Severance Pay for Specified Employees Only]
(i)
A lump payment in the gross amount of [insert amount equal to 6 months’ pay] Dollars and _____ Cents ($_____) payable the day following the sixth (6tth) month anniversary of Employee’s Effective Termination Date with any remaining amount to be paid in bi-weekly installments equivalent to Employee’s base salary (i.e. _____ Dollars and _____ Cents ($_____), less applicable deductions or other setoffs commencing upon the next regularly scheduled payroll date after the payment of the lump sum for a period of up to _____ weeks or until the Employee becomes reemployed, whichever comes first.

[For Non-409A Severance Pay or 409A Severance Pay for Non-Specified Employees Only]
(i)
Commencing on the next regularly scheduled payroll immediately following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Separation and Release Agreement or the expiration of sixty (60) days after Employee’s Effective Termination Date, Employee shall be paid severance equivalent to his bi-weekly base salary (i.e.  _____  Dollars and  _____  Cents ($_____), less applicable deductions or other set-offs), for a period up to [insert weeks] (_____) weeks following Employee’s Effective Termination Date or until Employee becomes reemployed, whichever occurs first; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then this severance pay shall only begin on the next regularly scheduled payroll following the expiration of sixty days after the Employee’s Effective Termination Date.

(b)
Payment for any earned but unused vacation as of Employee’s Effective Termination Date, less applicable deductions permitted or required by law, payable in one lump sum within fifteen (15) days after the Employee’s Effective Termination Date; and

(c)	Group Life Insurance coverage until the above-referenced Severance Pay terminates.
5.
Except as may be required by Section 409A, the above Severance Pay shall be paid in accordance with the Company’s standard payroll practices (e.g. bi-weekly). The Parties agree that the initial two (2) weeks of the foregoing Severance Pay shall be allocated as consideration provided to Employee in exchange for his execution of a release in compliance with the Older Workers Benefit Protection Act. The balance of the severance benefits and other obligations undertaken by the Company pursuant to this Agreement shall be allocated as consideration for all other promises and obligations undertaken by Employee, including execution of a general release of claims.

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6.
The Company further agrees to provide Employee with limited out-placement counseling with a company of its choice provided that Employee participates in such counseling immediately following termination of employment. Notwithstanding anything in this Section 6 to the contrary, the out-placement counseling shall not be provided after the last day of the second calendar year following the calendar year in which termination of employment occurs.

7.
As of his Effective Termination Date, Employee will become ineligible to participate in the Company’s health insurance program and continuation of coverage requirements under COBRA (if any) will be triggered at that time. However, as additional consideration for the promises and obligations contained herein (and except as may be prohibited by law), the Company agrees to continue to pay the employer’s share of such coverage as provided under the health care program selected by Employee as of his Effective Termination Date, subject to any approved changes in coverage based on a qualified election, until the above-referenced Severance Pay terminates, Employee accepts other employment or Employee becomes eligible for alternative healthcare coverage, which ever comes first, provided Employee (i) timely completes the applicable election of coverage forms and (ii) continues to pay the employee portion of the applicable premium(s). Thereafter, if applicable, coverage will be made available to Employee at his sole expense (i.e., Employee will be responsible for the full COBRA premium) for the remaining months of the COBRA coverage period made available pursuant to applicable law. In the event Employee is deemed to be a highly compensated employee under applicable law, Employee acknowledges that the value of the benefits provided hereunder may be subject to taxation. The medical insurance provided herein does not include any disability coverage.

8.
Should Employee become employed before the above-referenced Severance Benefits are exhausted or terminated, Employee agrees to so notify the Company in writing within five (5) business days of Employee’s acceptance of such employment, providing the name of such employer (or entity to whom Employee may be providing consulting services), his intended duties as well as the anticipated start date. Such information is required to ensure Employee’s compliance with his non-compete obligations as well as all other applicable restrictive covenants. This notice will also serve to trigger the Company’s right to terminate the above-referenced severance pay benefits (specifically excluding any lump sum payment due as a result of the application of Section 409A) as well as all Company-paid or Company–provided benefits consistent with the above paragraphs. Failure to timely provide such notice shall be deemed a material breach of this Agreement entitling the Company to recover as damages the value of all benefits provided to Employee hereunder plus attorneys fees.

9.
Employee agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’ fee assessed against or incurred by the Company on account of such benefits having been provided to him or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Employee understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided him with any legal or financial advice concerning taxes or any other matter, and that he has not relied on any such advice in deciding whether to enter into this Agreement. To the extent applicable, Employee understands and agrees that he shall have the responsibility for, and he agrees to pay, any and all appropriate income tax or other tax obligations for which he is individually responsible and/or related to receipt of any benefits provided in this Agreement not subject to federal withholding obligations.

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10.
In exchange for the foregoing Severance Benefits, Richard G. Keller on behalf of himself, his heirs, representatives, agents and assigns hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (i) Hill-Rom Company, Inc., employees, shareholders, and agents, as well as, (iv) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Employee now has or may have had through the effective date of this Agreement.

11.
Without limiting the generality of the foregoing release, it shall include:  (i) all claims or potential claims arising under any federal, state or local laws relating to the Parties’ employment relationship, including any claims Employee may have under the Civil Rights Acts of 1866, 1964 and 1991, as amended, 42 U.S.C. §§ 1981 and 2000(e) et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C §§ 12,101 et seq.; the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1101 et seq.; the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 USC §1514A et seq.; and any other federal, state or local law governing the Parties’ employment relationship; (ii) any claims on account of, arising out of or in any way connected with Employee’s employment with the Company or leaving of that employment; (iii) any claims alleged or which could have been alleged in any charge or complaint against the Company; (iv) any claims relating to the conduct of any employee, officer, director, agent or other representative of the Company; (v) any claims of discrimination, harassment or retaliation on any basis; (vi) any claims arising from any legal restrictions on an employer’s right to separate its employees; (vii) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (viii) all other causes of action sounding in contract, tort or other common law basis, including (a) the breach of any alleged oral or written contract, (b) negligent or intentional misrepresentations, (c) wrongful discharge, (d) just cause dismissal, (e) defamation, (f) interference with contract or business relationship or (g) negligent or intentional infliction of emotional distress.

12.
Employee further agrees and covenants not to sue the Company or any entity or individual subject to the foregoing General Release with respect to any claims, demands, liabilities or obligations release by this Agreement provided, however, that nothing contained in this Agreement shall:

(a)	prevent Employee from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal, state or local agency; or
(b)
prevent employee from challenging, under the Older Worker’s Benefit Protection Act (29 U.S.C. § 626), the knowing and voluntary nature of his release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission. [INCLUDE THIS SUBPARAGRAPH (b) IF EMPLOYEE IS AGE 40 OR OLDER]

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13.
Notwithstanding his right to file an administrative charge with the EEOC or any other federal, state or local agency, Employee agrees that with his release of claims in this Agreement, he has waived any right he may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by him in this Agreement. For example, Employee waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company, whether by Employee, the EEOC or any other person or entity, including, but not limited to any federal, state or local agency. Further, with his release of claims in this Agreement, Employee specifically assigns to the Company his right to any recovery arising from any such proceeding.

14.
[ADD THIS LANGUAGE IF THE EMPLOYEE IS AGE 40 OR OLDER] The Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the Older Workers Benefit Protection Act (29 U.S.C. § 626) and any similar law governing release of claims. Accordingly, Employee hereby acknowledges that:

(a)	he has carefully read and fully understands all of the provisions of this Agreement and that he has entered into this Agreement knowingly and voluntarily;
(b)	the Severance Benefits offered in exchange for Employee’s release of claims exceed in kind and scope that to which he would have otherwise been legally entitled absent the execution of this Agreement;
(c)	prior to signing this Agreement, Employee had been advised, and is being advised by this Agreement, to consult with an attorney of his choice concerning its terms and conditions; and
(d)	he has been offered at least [twenty-one (21)/forty-five (45)] days within which to review and consider this Agreement.
15.
[ADD THIS LANGUAGE IF THE EMPLOYEE IS AGE 40 OR OLDER] The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Employee, whichever is later. Employee may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after he has signed this Agreement, thereby forfeiting Employee’s right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety. This revocation must be sent to the Employee’s HR representative with a copy sent to the Hill-Rom Office of General Counsel and must be received by the end of the seventh day after the Employee signs this Agreement to be effective.

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16.
[ADD THIS LANGUAGE IF THE EMPLOYEE IS IN CALIFORNIA] Employee specifically acknowledges that, as a condition of this Agreement, he expressly releases all rights and claims that he knows about as well as those he may not know about. Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known, must have materially affected his settlement with the debtor.”
Notwithstanding the provision by Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company as set forth above, Employee expressly acknowledges that this Agreement is intended to include and does in its effect, without limitation, include all claims which Employee does not know or suspect to exist in his favor at the time of signing this Agreement and that this Agreement expressly contemplates the extinguishment of all such claims.
17.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Employee’s rights or claims that may arise after he signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Company sponsored Deferred Compensation Program, Executive Life Insurance Bonus Plan, Stock Grant Award, Stock Option Grant, Restricted Stock Unit Award, Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the date of his termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

18.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Employee’s rights with respect to any vested benefits, any rights he has to benefits which can not be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Employee may have under any indemnification agreement he has with the Company prior to the date hereof, any rights he has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

19.
[Optional Provision for Equity Eligible Employees: Except as provided herein, Employee acknowledges that he will not be eligible to receive or vest in any additional stock options, stock awards or restricted stock units (“RSUs”) as of his Effective Termination Date. Failure to exercise any vested options within the applicable period as set for in the plan and/or grant will result in their forfeiture. Employee acknowledges that any stock options, stock awards or RSUs held for less than the required period shall be deemed forfeited as of the effective date of this Agreement. All terms and conditions of such stock options, stock awards or RSUs shall not be affected by this Agreement, shall remain in full force and effect, and shall govern the Parties’ rights with respect to such equity based awards.]

20.
[Option A] Employee acknowledges that his termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

21.
[Option B] Employee represents and agrees that he has been provided relevant cohort information based on the information available to the Company as of the date this Agreement was tendered to Employee. This information is attached hereto as Exhibit A. The Parties acknowledge that simply providing such information does not mean and should not be interpreted to mean that the Company was obligated to comply with 29 C.F.R. § 1625.22(f).

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22.
Employee hereby affirms and acknowledges his continued obligations to comply with the post-termination covenants contained in his Employment Agreement, including but not limited to, the non-compete, trade secret and confidentiality provisions. Employee acknowledges that a copy of the Employment Agreement has been attached to this Agreement as Exhibit [A/B] or has otherwise been provided to him and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference. Employee acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests. Employee hereby affirmatively waives any claim or defense to the contrary. Employee hereby acknowledges that the definition of Competitor, as provided in him Employment Agreement shall include but not be limited to those entities specifically identified in the updated Competitor List, attached hereto as Exhibit [B/C].

23.
Employee acknowledges that the Company as well as its parent, subsidiary and affiliated companies (“Companies” herein) possess, and he has been granted access to, certain trade secrets as well as other confidential and proprietary information that they have acquired at great effort and expense. Such information includes, without limitation, confidential information regarding products and services, marketing strategies, business plans, operations, costs, current or, prospective customer information (including customer contacts, requirements, creditworthiness and like matters), product concepts, designs, prototypes or specifications, regulatory compliance issues, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business (collectively referred to herein as “Confidential Information”).

24.
Employee agrees that all such Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, Employee agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party for as long thereafter as such information remains confidential (or as limited by applicable law) and agrees not to make use of any such Confidential Information for Employee’s own purposes or for the benefit of any other entity or person. The Parties acknowledge that Confidential Information shall not include any information that is otherwise made public through no fault of Employee or other wrong doing.

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25.
On or before Employee’s Effective Termination Date or per the Company’s request, Employee agrees to return the original and all copies of all things in his possession or control relating to the Company or its business, including but not limited to any and all contracts, reports, memoranda, correspondence, manuals, forms, records, designs, budgets, contact information or lists (including customer, vendor or supplier lists), ledger sheets or other financial information, drawings, plans (including, but not limited to, business, marketing and strategic plans), personnel or other business files, computer hardware, software, or access codes, door and file keys, identification, credit cards, pager, phone, and any and all other physical, intellectual, or personal property of any nature that he received, prepared, helped prepare, or directed preparation of in connection with his employment with the Company. Nothing contained herein shall be construed to require the return of any non-confidential and de minimis items regarding Employee’s pay, benefits or other rights of employment such as pay stubs, W-2 forms, 401(k) plan summaries, benefit statements, etc.

26.
Employee hereby consents and authorizes the Company to deduct as an offset from the above-referenced severance payments the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Employee’s behalf (e.g., payment of any outstanding American Express bill).

27.
Employee agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Employee’s knowledge or former area of responsibility. Employee agrees to immediately notify the Company, through the Office of the General Counsel, in the event he is contacted by any outside attorney (including paralegals or other affiliated parties) unless (i) the Company is represented by the attorney, (ii) Employee is represented by the attorney for the purpose of protecting his personal interests or (iii) the Company has been advised of and has approved such contact. Employee agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony. The Company agrees to reimburse Employee for all reasonable out of pocket expenses incurred at the request of the Company associated with such assistance and testimony.

28.
Employee agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (a) the Company, (b) its employees, officers, directors or trustees or (c) the services and/or products provided by the Company and its subsidiaries or affiliate entities. Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Employee, the Company agrees not to provide any information that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Employee. The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or the Employee from providing truthful information in response to any court order, discovery request, subpoena or other lawful request.

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29.
EMPLOYEE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Employee agrees that he shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than his spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Employee obtains their agreement to be bound by the same. The Company agrees that Employee may respond to legitimate inquiries regarding the termination of his employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a Confidential Separation and Release Agreement that prohibits him from further discussing the specifics of his separation. Nothing contained herein shall be construed to prevent Employee from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in his Employment Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

30.
In the event that Employee breaches or threatens to breach any provision of this Agreement, he agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Employee hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Employee agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach or threatened breach as well as an award of all costs and attorneys’ fees incurred by the Company in any successful effort to enforce the terms of this Agreement. Employee agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Employee pursues any claims against the Company subject to the foregoing General Release, or breaches the above confidentiality provision, Employee agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

31.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Employee shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief. In the event Employee is required to file suit to enforce the terms of this Agreement, the Company agrees that Employee shall be entitled to an award of all costs and attorneys’ fees incurred by him in any wholly successful effort (i.e. entry of a judgment in his favor) to enforce the terms of this Agreement. In the event Employee is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

32.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Employee’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Employee, both Parties having expressly denied any such liability or wrongdoing.

33.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

34.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

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35.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.
36.
[USE THIS LANGUAGE IF OWBPA LANGUAGE (FOR EMPLOYEES AGE 40 OR OVER) IS NOT INCLUDED) Employee acknowledges that he has been offered a period of twenty-one (21) days within which to consider and review this Agreement; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has entered into this Agreement knowingly and voluntarily.

37.
Employee represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

38.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in an Employee’s Employment Agreement, or any obligation contained in any other legally-binding document), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

PLEASE READ CAREFULLY. THIS SEPARATION AND RELEASE
AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EMPLOYEE	HILL-ROM COMPANY, INC.

Signed:	By:

Printed:	Title:

Dated:	Dated:

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Exhibit B
ILLUSTRATIVE COMPETITOR LIST
The following is an illustrative, non-exhaustive list of Competitors with whom Employee may not, during his relevant non-compete period, directly or indirectly engage in any of the competitive activities proscribed by the terms of his Employment Agreement.
•	Amico Corporation

•	APEX Medical Corp.

•	Aramark Corporation

•	Barton Medical Corporation

•	CareMed Supply, Inc.

•	Corona Medical SAS

•	Dukane Communication Systems, a division of Edwards Systems Technology, Inc.

•	Gaymar Holding Company, LLC (Gaymar Industries, Inc.)

•	Getinge Group (Arjo; Getinge; Maquet; Pegasus; Huntleigh Technology Plc (Huntleigh Healthcare, LLC))

•	Industrie Guido Malvestio S.P.A.

•	Joerns Healthcare, Inc.

•	Kinetic Concepts, Inc. (KCI)

•	MedaSTAT, LLC

•	Merivaara Corporation

•	Nemschoff Chairs, Inc.

•	Paramount Bed Company, Ltd.

•	Pegasus Airwave, Inc.

•	Radianse, Inc.

•	Recovercare, LLC (Stenbar)

•	Statcom (Jackson Healthcare Solutions)

•	Tele-Tracking Technologies, Inc.

•	Universal Hospital Services, Inc.
•	Anodyne Medical Device, Inc.

•	Apria Healthcare Inc.

•	Ascom (Ascom US, Inc.)

•	B.G. Industries, Inc.

•	Comfortex, Inc.

•	Custom Medical Solutions

•	Freedom Medical, Inc.

•	GF Health Products, Inc. (Graham Field)

•	Intego Systems, Inc. (formerly known as Wescom Products, Inc.)

•	Invacare Corporation

•	Joh. Stiegelmeyer & Co., GmbH (Stiegelmeyer)

•	Linet (Linet France, Linet Far East)

•	Medline Industries, Inc.

•	Modular Services Company

•	Nurture by Steelcase, Inc.

•	Pardo

•	Premise Corporation

•	Rauland-Borg Corporation

•	SIZEwise Rentals, LLC

•	Stryker Corporation

•	Tempur-Pedic Medical, Inc.

•	Voelker AG

While the above list is intended to identify the Company’s primary competitors, it should not be construed as all encompassing so as to exclude other potential competitors falling within the Non-Compete definitions of “Competitor.” The Company reserves the right to amend this list at any time in its sole discretion to identify other or additional Competitors based on changes in the products and services offered, changes in its business or industry as well as changes in the duties and responsibilities of the individual employee. An updated list will be provided to Employee upon reasonable request. Employees are encouraged to consult with the Company prior to accepting any position with any potential competitor.
(Revised list 12/07)

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